Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Presents Updated Phase II Lung Cancer Clinical Trial Results at ASCO

Plymouth Meeting, PA, June 7, 2004 /PRNewswire/ — Genaera Corporation (NASDAQ: GENR) today announced updated interim safety and efficacy results for its anti-angiogenic drug, squalamine, in its Phase IIB non-small cell lung cancer (NSCLC) clinical trial. The presentation was made on June 5 at the 40th Annual Meeting of the American Society of Clinical Oncology (ASCO), being held June 5-8, in New Orleans, Louisiana.

This multi-center randomized study enrolled 45 stage IIIB or stage IV advanced lung cancer patients who were to receive weekly dosing of squalamine, combined with weekly chemotherapy of carboplatin and paclitaxel. All 45 patients were evaluated for safety. Overall, the combined drug regimen was well tolerated, with fewer serious adverse events than in Genaera’s prior Phase IIA NSCLC study. Two patients were withdrawn for intercurrent illnesses before receiving any study medication. Of the 43 patients receiving study medications, 21 received a weekly dose of 100 mg/m2, and 22 received a weekly dose of 200 mg/m2 of squalamine. Forty-one patients were evaluable for efficacy. Overall, 72% of the patients had stable disease, partial or complete responses. Objective responses occurred in 24% of the patients (10 of 41; 1 complete and 9 partial responses). An objective response is defined as a 50% or greater reduction in tumor size, measured bi-dimensionally by CT scan, lasting at least 4 weeks, with no new lesions appearing, as rated by the investigators and radiologists. In comparison, the objective response rate was 27% in a prior Phase IIA NSCLC study dosing squalamine daily for five days every three weeks, in combination with carboplatin and paclitaxel every three weeks.

“This weekly regimen provides an improved safety profile compared to the typical three week regimen and a larger trial would be required to confirm the advantages of this regimen,” commented Dr. Virgil Rose, participating oncologist from Raleigh, North Carolina.

“I am very encouraged by these results and in particular, one durable complete response seen with this regimen, which is atypical in this advanced cancer population with available therapy,” noted Dr. Albert Wood, participating oncologist from Corpus Christi, Texas.

To date, the one year survival rate is 22%. Thirteen patients remain alive while progression and survival statistics continue to mature and will be updated when appropriate in the future.

“These interim clinical results of a 72% overall response rate, including one durable complete response, with squalamine combination therapy in lung cancer, provide continued evidence of its tremendous potential as an anti-angiogenic therapy,” commented Roy C. Levitt, MD, President and Chief Executive Officer. “Squalamine is a potent anti-angiogenic molecule with a unique mechanism of action within the activated endothelial cells, including blocking the action of vascular endothelial growth factor (VEGF) and other growth factors. We are pleased with these results that are consistent with our prior positive lung cancer and ovarian cancer trials. Importantly, results from our age-related macular degeneration trial, the leading cause of blindness in the United States, have shown clear evidence of single agent activity for this proprietary well-tolerated systemic anti-angiogenic drug.”

Squalamine is the first clinical drug candidate in a class of naturally occurring, pharmacologically active, small molecules known as aminosterols. The Company has performed clinical trials evaluating squalamine in the treatment of non-small cell lung cancer, ovarian cancer, and other adult solid tumors. Genaera also is currently developing squalamine in Phase II clinical trials, and anticipates the launch of Phase III trials in early 2005, for age related macular degeneration.

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis and respiratory diseases. Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenesis treatment for cancer and eye disease; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease. For more information on Genaera, visit the company’s website at www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe”, “continue,” “develop,” “expect,” “plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to, the risk that clinical trials for Genaera’s product candidates, including squalamine, may not be successful; Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.